                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement  [ ]        Confidential, for use of the
                                             Commission only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               WMS INDUSTRIES INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                    WMS LOGO

                              WMS INDUSTRIES INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on January 25, 2000
                            ------------------------

To the Stockholders of
  WMS INDUSTRIES INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WMS Industries Inc. ("WMS") will be held on Tuesday, January 25, 2000 at 1:30 p.m. Central Standard Time at The Standard Club, Chicago Room, 4th Floor, 320 South Plymouth Court, Chicago, Illinois 60604, to consider and act upon the following matters:

          1. Electing a board of eight (8) directors;

          2. Ratifying the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2000; and

          3. Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on December 8, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder of WMS for any purpose germane to the annual meeting during regular business hours at the offices of WMS for the ten-day period prior to the annual meeting.

     YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Vice President, Secretary and General
                                          Counsel

Chicago, Illinois
December 13, 1999

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                              WMS INDUSTRIES INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

INTRODUCTION

     WMS Industries Inc. ("we", "us" or "WMS") is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at The Standard Club, Chicago Room, 4th Floor, 320 South Plymouth Court, Chicago, Illinois 60604, on Tuesday, January 25, 2000 at 1:30 p.m. Central Standard Time, or at any proper adjournments.

     If you properly execute and return your proxy form, it will be voted in accordance with your instructions. If you return your proxy but give us no instructions as to any matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

     The mailing address of our principal executive offices is 3401 North California Avenue, Chicago, Illinois 60618. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about December 13, 1999.

     Only holders of our common stock, $.50 par value per share, of record at the close of business on December 8, 1999 (the "Record Date") will be entitled to vote at our annual meeting or any adjournments. There were 30,620,409 shares of our common stock outstanding on the Record Date (excluding 77,312 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons which, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

                                                        NUMBER OF SHARES
                NAME AND ADDRESS OF                      OF COMMON STOCK       PERCENTAGE OF OUTSTANDING
                  BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)         COMMON STOCK(1)
                -------------------                   ---------------------    -------------------------
Sumner M. Redstone and
  National Amusements, Inc. ........................       7,180,200(2)                  23.4%
  200 Elm Street
  Dedham, MA 02026
FMR Corp. ..........................................       3,920,080(3)                  12.8%
  82 Devonshire St
  Boston, MA 02109
Neil D. Nicastro....................................       7,180,214(4)                  23.4%
  Midway Games Inc.
  3401 North California Avenue
  Chicago, IL 60618
Louis J. Nicastro...................................       7,734,832(5)                  24.9%
  WMS Industries Inc.
  3401 North California Avenue
  Chicago, IL 60618

-------------------------
(1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days.

(2) Based upon Amendment No. 20, dated January 7, 1997, to the Schedule 13D filed by Sumner M. Redstone with the SEC and a Form 4, dated June 30, 1999, filed by Mr. Redstone with the SEC. On those filings, Mr. Redstone and National Amusements, Inc. ("NAI") reported beneficial ownership of and sole investment power with respect to 3,671,300 and 3,483,900 shares, respectively, and shared voting power with respect to those shares under a Proxy Agreement entered into with WMS and Messrs. Louis J. and Neil D. Nicastro. See "Voting Proxy Agreement." As a result of his stock ownership in National Amusements, Mr. Redstone is considered the beneficial owner of the shares owned by NAI.

(3) Based upon Schedule 13G filed with the SEC by FMR Corp., the sole stockholder of Fidelity Management & Research Company, dated September 24, 1999. FMR reported that it is the beneficial owner of the shares as a result of Fidelity Management's and other subsidiaries' acting as investment advisers to various investment companies and that Fidelity Advisor Value Strategies Fund, one of those investment companies, was a beneficial owner of 1,890,100 of these shares. FMR reported that it has sole power to dispose of or direct the disposition of 3,604,100 of the shares. FMR also reported that it may be deemed to be controlled by members of the Edward C. Johnson 3d family.

(4) Includes 7,180,200 shares owned by Mr. Redstone and NAI for which the reporting person has shared voting power but no dispositive power. For a discussion concerning the shared voting power with respect to the 7,180,200 shares referred to above, see "Voting Proxy Agreement."

(5) Includes 7,180,200 shares owned by Mr. Redstone and NAI for which the reporting person has shared voting power but no dispositive power. Includes 500,000 shares that Mr. Nicastro may acquire upon the exercise of stock options. For a discussion concerning the shared voting power with respect to the 7,180,200 shares referred to above, see "Voting Proxy Agreement."

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and the executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group:

                                            NUMBER OF SHARES OF      PERCENTAGE OF
                                               COMMON STOCK           OUTSTANDING
        NAME OF BENEFICIAL OWNER           BENEFICIALLY OWNED(1)    COMMON STOCK(1)
        ------------------------           ---------------------    ---------------
Harold H. Bach, Jr.......................           91,230(2)           **
William C. Bartholomay*..................           92,486(3)           **
Terence M. Dunleavy......................            3,000(4)           **
Orrin J. Edidin..........................           10,000(5)           **
William E. McKenna*......................           76,280(3)           **
Norman J. Menell*........................           75,902(3)           **
Louis J. Nicastro*.......................        7,734,832(6)             24.9%
Neil D. Nicastro*........................        7,180,214(7)             23.4%
Harvey Reich*............................           49,876(8)           **
Ira S. Sheinfeld*........................          118,930(9)           **
David M. Satz, Jr.*......................           51,000(10)          **
Kevin L. Verner..........................           45,359(11)          **
Directors and Executive Officers as a
  group (12 persons).....................        8,348,909(12)            26.4%

-------------------------
   * Nominee for Director

  ** Less than 1%

 (1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days.

 (2) Includes 73,133 shares that Mr. Bach may acquire upon the exercise of stock options. Mr. Bach resigned from his offices with WMS to devote substantially all of his business time to our former subsidiary, Midway Games Inc. ("Midway"), on October 4, 1999, at which time Jeffrey M. Schroeder was appointed to the offices formerly held by Mr. Bach.

 (3) Includes 62,955 shares that this person may acquire upon the exercise of stock options.

 (4) Includes 2,000 shares that Mr. Dunleavy may acquire upon the exercise of stock options.

 (5) Represents 10,000 shares that Mr. Edidin may acquire upon the exercise of stock options.

 (6) Includes 7,180,200 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Includes 500,000 shares that Mr. Nicastro may acquire upon the exercise of stock options. For a discussion concerning the shared voting power with respect to the 7,180,200 shares referred to above, see "Voting Proxy Agreement."

 (7) Includes 7,180,200 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. For a discussion concerning the shared voting power with respect to the 7,180,200 shares referred to above, see "Voting Proxy Agreement."

 (8) Includes 37,955 shares that Mr. Reich may acquire upon the exercise of stock options.

 (9) Includes 100,728 shares that Mr. Sheinfeld may acquire upon the exercise of stock options.

(10) Includes 50,000 shares that Mr. Satz may acquire upon the exercise of stock options.

(11) Includes 37,773 shares that Mr. Verner may acquire upon the exercise of stock options.

(12) Includes 1,000,454 shares that directors and executive officers may acquire upon the exercise of stock options. Additionally, includes 7,180,200 shares of common stock owned by Sumner M. Redstone and

     National Amusements, Inc. with respect to which Louis J. Nicastro and Neil
     D. Nicastro both have shared voting power but no dispositive power. See "Voting Proxy Agreement."

VOTING PROXY AGREEMENT

     In order for us to manufacture and sell gaming machines in Nevada, our officers are required to be, and have been, registered, licensed or found suitable by the Nevada Gaming Authorities. In addition, under applicable Nevada law and administrative procedure, as a greater than 10% stockholder of WMS, Sumner M. Redstone was required to apply, and has an application pending with the Nevada Gaming Authorities, for a finding of suitability as a stockholder of WMS. Mr. Redstone and National Amusements, Inc. ("NAI"), a company that he controls, collectively own 7,180,200 shares of our common stock. Pending completion of the processing of this application, Mr. Redstone and NAI, on September 21, 1995, voluntarily granted a voting proxy under a voting agreement to Louis J. Nicastro and, if he is unable to perform his duties under the voting agreement, to Neil D. Nicastro, individually, to vote all of Mr. Redstone's and NAI's shares of our common stock. The voting agreement is intended to ensure that the passive investment position of Mr. Redstone and NAI relative to WMS will not change without prior notification to the Nevada Gaming Authorities.

     Under the voting agreement, Mr. Nicastro votes each share of our common stock owned by Mr. Redstone and NAI at his discretion at meetings of our stockholders or acts as proxy in connection with any written consent of our stockholders. The term of the voting agreement ends August 24, 2004 unless Mr. Redstone terminates it upon 30 days' written notice. It may also be terminated upon a finding by the Nevada Gaming Authorities that Mr. Redstone and NAI are suitable as stockholders of WMS or are no longer subject to the applicable provisions of Nevada gaming laws.

     Louis J. Nicastro and Neil D. Nicastro have advised us that they plan to use the voting proxy to vote all 7,180,200 shares of our common stock beneficially owned by Mr. Redstone and NAI (approximately 23.6% of our common stock) in favor of the nominees for election as director and FOR Proposal 2.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Upon the recommendation of the Nominating Committee, the following eight
(8) directors, constituting the entire Board, are nominated for election to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. All of the nominees are at present directors. Neil D. Nicastro is the son of Louis J. Nicastro. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees.

                                                 POSITION WITH COMPANY AND            DIRECTOR
         NAME OF NOMINEE (AGE)                     PRINCIPAL OCCUPATION                SINCE
         ---------------------                   -------------------------            --------
Louis J. Nicastro (71).................  President, Chief Executive Officer and         1974
                                         Chairman of the Board
Neil D. Nicastro (43)..................  Director; Chairman of the Board,               1986
                                         President, Chief Executive Officer and
                                         Chief Operating Officer of Midway
Norman J. Menell (68)..................  Vice Chairman of the Board                     1980
William C. Bartholomay (71)............  Director; President of Near North              1981
                                         National Group
William E. McKenna (80)................  Director; General Partner of MCK               1981
                                         Investment Company
Harvey Reich (70)......................  Director; Attorney                             1983
David M. Satz, Jr. (73)................  Director; Attorney, Saiber Schlesinger         1998
                                         Satz & Goldstein
Ira S. Sheinfeld (61)..................  Director; Attorney, Squadron, Ellenoff,        1993
                                         Plesent & Sheinfeld LLP

     LOUIS J. NICASTRO has been our President and Chief Executive Officer since April 1998 and was also Chief Operating Officer from April 1998 to May 1998. He has served as our Chairman of the Board since our incorporation in 1974. From 1983 to January 1998, Mr. Nicastro was also the Chairman of the Board and Chief Executive Officer of WHG Resorts & Casinos, Inc. and its predecessors. Mr. Nicastro also served as our Chief Executive Officer or Co-Chief Executive Officer from 1974 to June 1996, President (1985 - 1988 and 1990 - 1991) and Chief Operating Officer (1985 - 1986). Mr. Nicastro is a director of Midway, and he held executive positions for Midway from 1988 until June 1996.

     NEIL D. NICASTRO has been Midway's President and Chief Operating Officer for more than five years, Co-Chief Executive Officer since 1994, Chairman of the Board and Chief Executive Officer since July 1996 and has held various other executive positions for Midway since 1988. Mr. Nicastro was also our President, Chief Executive Officer and Chief Operating Officer for more than five years before his resignation from those positions in April 1998. Mr. Nicastro became a director of WMS in 1986, and he remains a director and a consultant to WMS.

     NORMAN J. MENELL has been Vice Chairman of the Board since 1990 and a director since 1980. He has also served as our President (1988 - 1990), Chief Operating Officer (1986 - 1990) and Executive Vice President (1981 - 1988). Mr. Menell is also a director of Midway.

     WILLIAM C. BARTHOLOMAY is President of Near North National Group, insurance brokers in Chicago, Illinois and Chairman of the Board of the Atlanta Braves. He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of Time Warner Inc., for more than five years. Mr. Bartholomay was elected a director of WMS in 1981. Mr. Bartholomay is also a director of Midway.

     WILLIAM E. MCKENNA has served as a General Partner of MCK Investment Company, Beverly Hills, California for more than five years. He also is a director of Midway, California Amplifier, Inc., Drexler Technology Corporation and Safeguard Health Enterprises, Inc. Mr. McKenna has served as a director of WMS since 1981.

     HARVEY REICH was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for more than five years until his retirement in July 1998. Mr. Reich was elected a director of WMS in 1983. Mr. Reich is also a director of Midway.

     DAVID M. SATZ JR. became a diror of WMS in April 1998. Mr. Satz has been a member of the law firm Saiber Schlesinger Satz & Goldstein, Newark, New Jersey, for more than five years. Mr. Satz is also a director of the Atlantic City Racing Association.

     IRA S. SHEINFELD became a director of WMS in 1993. He has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years. Mr. Sheinfeld is also a director of Midway.

REQUIRED VOTE

     The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect directors.
                           -------------------------

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.
                           -------------------------

THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing our overall affairs. To assist it in carrying out its duties, the Board has delegated specific authority to several committees. Seven of our eight directors are neither officers nor employees of WMS.

     During fiscal 1999, the Board held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served during the fiscal year.

DIRECTOR COMPENSATION

     We pay a fee of $30,000 per year to each director who is not also our employee. Each director who serves as the chairman of any committee of our Board receives a further fee of $5,000 per year for his services in that capacity, and each member of our Audit and Ethics Committee receives an additional fee of $5,000 per year.

     Under our 1991 Stock Option Plan, Mr. Sheinfeld holds options to purchase 37,773 shares of our common stock. Under our 1993 Stock Option Plan, the following non-employee directors each hold options to purchase 62,955 shares of our common stock: Messrs. Bartholomay, McKenna, Menell and Sheinfeld. Mr. Reich holds options to purchase 37,955 shares of our common stock under that Plan. Under our 1998 Stock Option Plan, Mr. Satz holds options to purchase 50,000 shares of our common stock. See "Stock Option Plans" below.

     Directors are also entitled to participate, at our expense, in a medical reimbursement plan which is supplementary to their primary medical insurance.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit and Ethics Committee is currently composed of three members:
Messrs. McKenna (Chairman), Bartholomay and Sheinfeld. This Committee meets periodically with the independent auditors and internal personnel to consider the adequacy of internal accounting controls, to receive and review the recommendations of the independent auditors, to recommend the appointment of auditors, to review the scope of the audit and the compensation of the independent auditors, to review our consolidated financial statements and, generally, to review our accounting policies and to resolve potential conflicts of interest. During fiscal 1999, this Committee held two meetings.

     The Nominating Committee is currently composed of Messrs. N. D. Nicastro (Chairman) and Bartholomay. This Committee makes recommendations about the nomination of candidates for election to the Board and does not accept recommendations from stockholders. During fiscal 1999, this Committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

     The Negotiating Committee is currently composed solely of Mr. Satz. This Committee reviews and authorizes any agreement to be entered into in the future and any modification to any existing agreement between Midway and WMS. During fiscal 1999, this Committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

     The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This Committee determines the timing, pricing and the amount of option grants to be made under the provisions of our stock option plans. During fiscal 1999, this Committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

     The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman) and McKenna. This Committee makes recommendations regarding the compensation of senior management personnel. During fiscal 1999, this Committee held one meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     No member of our Compensation Committee or Stock Option Committee is an employee or officer of WMS, and no officer, director or other person had any interlock relationship required to be disclosed in this proxy statement.

                               EXECUTIVE OFFICERS

     The following individuals were elected to serve in the capacities set forth below until the 2000 Annual Meeting of the Board of Directors or until their respective successors are elected and shall qualify.

                 NAME                   AGE                   POSITION
                 ----                   ---                   --------
Louis J. Nicastro.....................  71     Chairman of the Board, President and
                                               Chief Executive Officer
Kevin L. Verner.......................  41     Vice President and Chief Operating
                                               Officer
Jeffrey M. Schroeder..................  42     Vice President -- Finance, Treasurer,
                                               Chief Financial Officer and Chief
                                               Accounting Officer
Orrin J. Edidin.......................  38     Vice President, Secretary and General
                                               Counsel
Terence M. Dunleavy...................  42     Vice President, Assistant General
                                               Counsel and Chief Compliance Officer

     The principal occupation and employment of Louis J. Nicastro during the last five years is set forth on page 5 above.

     Mr. Verner has served as our Vice President and Chief Operating Officer since May 1998 and as Executive Vice President and General Manager of WMS Gaming Inc. since February 1997. Previously, Mr. Verner served as Vice President and Director of New Business Development of R.J. Reynolds Tobacco Company from 1993 until February 1997.

     Mr. Schroeder joined us in June 1999, and he assumed the offices of Vice President -- Finance, Treasurer, Chief Financial Officer and Chief Accounting Officer on October 4, 1999. Mr. Schroeder is a certified public accountant and was, until July 1998, the chief financial officer of Farley Industries, Inc., a management services company. He joined that company in 1985.

     Mr. Edidin has served as our Vice President, Secretary and General Counsel since May 1997. Mr. Edidin served as Associate General Counsel of Fruit of the Loom, Inc., an apparel company, from 1992 until May 1997. Mr. Edidin has also served as Vice President, Secretary and General Counsel of Midway since June 1997. We anticipate that, by the end of this fiscal year, Mr. Edidin will begin to devote substantially all of his business time to Midway but will remain as a consultant to WMS. We are in the process of searching for a new general counsel.

     Mr. Dunleavy joined us in May 1997 and was appointed Vice President, Assistant General Counsel and Chief Compliance Officer in June 1999. Mr. Dunleavy was Assistant General Counsel/Director of Compliance of Mikohn Gaming Nevada, Inc. a gaming systems manufacturer, from April 1996 to November 1996, Senior Regulatory Attorney with Madison Gas & Electric Company, from 1994 to January 1996 and Commissioner of the Wisconsin Gaming Commission from 1992 to 1994.

                             EXECUTIVE COMPENSATION

     To provide stockholders with an understanding of our executive compensation program, the following are presented below: (i) the Summary Compensation Table;
(ii) the Stock Option Tables; (iii) the Joint Report by the Compensation and Stock Option Committees of the Board of Directors on Fiscal 1999 Executive Compensation; (iv) the Corporate Performance Graph; and (v) a description of employment agreements.

     The Summary Compensation Table below sets forth the compensation paid for service in all capacities during the fiscal years ended June 30, 1999, 1998 and 1997 to each of our executive officers whose fiscal 1999 compensation exceeded $100,000. Where an officer served as an employee of both WMS and Midway, the table sets forth the aggregate compensation paid by WMS and Midway. Before the Midway spinoff, compensation that we paid to our executive officers who also serve Midway was allocated to Midway based upon management's estimates of the percentage of time devoted to Midway. After the Midway spinoff, compensation that one party pays to these executive officers is reimbursed by the other party in amounts equal to the allocated cost under the Temporary Support Services Agreement dated as of April 6, 1998 between Midway and WMS. Our management believes that these executive officers devoted, from time to time, 40% to 70% of their time to Midway during fiscal 1999 and 1998. See "Certain Relationships and Related Transactions" below for a description of the Temporary Support Services Agreement.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION AWARDS
                                                                            -----------------------------
                                                  ANNUAL COMPENSATION        SECURITIES       ALL OTHER
                                              ---------------------------    UNDERLYING      COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)   OPTIONS(#)(1)        ($)
        ---------------------------           ----   ---------   --------   -------------    ------------
Louis J. Nicastro...........................  1999    450,000    500,000             --               --
  Chairman of the Board,                      1998    107,308         --        500,000        4,956,640(2)
  President and Chief Executive Officer(5)    1997         --         --        629,554(3)     9,261,503(4)
Kevin L. Verner.............................  1999    250,000    200,000         50,000           72,000(6)(7)
  Vice President and Chief Operating          1998    250,000    100,000             --           50,100(6)(7)
    Officer(8)
Harold H. Bach, Jr..........................  1999    315,000         --             --               --(6)
  Vice President -- Finance,                  1998    300,000    220,000             --               --(6)
  Treasurer, Chief Financial Officer          1997    300,000    175,000         94,433(3)            --
  and Chief Accounting Officer(9)
Orrin J. Edidin.............................  1999    200,000     75,000             --               --(6)
  Vice President, Secretary and               1998    180,000     75,000         25,000               --(6)
  General Counsel(10)
Terence M. Dunleavy.........................  1999    113,000     36,000          5,000               --
  Vice President, Assistant General Counsel
  and Chief Compliance Officer(11)

-------------------------
 (1) Excludes Midway stock options, all of which were granted at an exercise price equal to market value on the date of grant. In fiscal 1999, Mr. Bach received options to purchase 43,842 shares of Midway common stock, and Mr. Edidin received options to purchase 41,304 shares of Midway common stock. In fiscal 1998, Mr. Nicastro received options to purchase 10,000 shares of Midway common stock, Mr. Bach received options to purchase 50,000 shares of Midway common stock, and Mr. Edidin received options to purchase 35,000 shares of Midway common stock. In fiscal 1997, Mr. Nicastro received an option to purchase 25,000 shares of Midway common stock, and Mr. Bach received options to purchase 100,000 shares of Midway common stock.

 (2) Represents a payment made to Mr. Nicastro to compensate him in lieu of adjusting his WMS stock options in connection with the Midway spinoff. In order to raise cash in connection with the spinoff, we requested that Mr. Nicastro forego his entitlement to the adjustment of his options and, shortly before the spinoff, exercise his 629,554 options and sell the underlying shares of our common stock. The payment equalled the difference between the value of that entitlement and the net amount he received from the exercise and sale.

 (3) Reflects the total amount of stock options previously granted to Mr. Nicastro by WMS due to the distribution of the common stock of our former subsidiary, WHG Resorts & Casinos.

 (4) Represents a termination payment received in connection with Mr. Nicastro's leaving WMS in fiscal 1997 to devote his full time to WHG Resorts & Casinos.

 (5) Mr. Nicastro rejoined WMS in April 1998. He has been Chairman of the Board of Directors since 1974 and had served as Co-Chief Executive Officer until June 1996.

 (6) Excludes the value of adjustments to WMS stock options of these holders due to the Midway spinoff. These amounts are as follows: Kevin L. Verner received $175,615 in cash and common stock valued at $85,904 in fiscal 1998 and $531,959 in cash in fiscal 1999. Mr. Verner will receive additional cash adjustment payments, up to a total of $1,755,133 (plus interest) if he is still serving WMS through the end of the vesting period, on the dates that his options would have vested. Harold H. Bach, Jr. received $1,093,193 in cash and common stock valued at $534,722. Orrin J. Edidin received $49,442 in cash in fiscal 1998 and $105,748 in cash in fiscal 1999. He will receive additional cash adjustment payments, up to a total of $343,260 (plus interest) if he is still serving WMS or Midway through the end of the vesting period, on the dates that his options would have vested. Our common stock was valued, for purposes of these adjustments, at the average of the high and low sale prices on the NYSE on April 3, 1998, the last day of trading prior to the spinoff.

 (7) Includes $72,000 and $50,100 paid in fiscal 1999 and 1998, respectively, to Mr. Verner in consideration of his forfeiture of performance units granted by his previous employer.

 (8) Mr. Verner was elected Vice President and Chief Operating Officer of WMS in May 1998.

 (9) Mr. Bach resigned from WMS to devote substantially all of his business time to Midway in October 1999.

(10) Mr. Edidin joined WMS as Vice President, Secretary and General Counsel in May 1997.

(11) Mr. Dunleavy was elected Vice President, Assistant General Counsel and Chief Compliance Officer of WMS as of June 1, 1999.

                              STOCK OPTION TABLES

     The following table sets forth information about options to purchase common stock granted in fiscal 1999 under our stock option plans to persons named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                                  -----------------------
                                               PERCENT OF                            POTENTIAL REALIZABLE VALUE
                                                 TOTAL                                AT ASSUMED ANNUAL RATES
                                  NUMBER OF     OPTIONS                                    OF STOCK PRICE
                                  SECURITIES   GRANTED TO                             APPRECIATION FOR OPTION
                                  UNDERLYING   EMPLOYEES    EXERCISE                          TERM(1)
                                   OPTIONS     IN FISCAL      PRICE     EXPIRATION   --------------------------
              NAME                GRANTED(#)    YEAR(%)     ($/SHARE)      DATE        5%($)          10%($)
              ----                ----------   ----------   ---------   ----------   ----------    ------------
Louis J. Nicastro...............        --          --            --           --          --              --
Kevin L. Verner(2)..............    50,000        11.0      $10.0625      4/29/09     881,500       1,701,500
Harold H. Bach, Jr..............        --          --            --           --          --              --
Orrin J. Edidin.................        --          --            --           --          --              --
Terence M. Dunleavy(2)..........     5,000         1.1      $10.0625      4/29/09      88,150         170,150

-------------------------
(1) The assumed appreciation rates are set under the rules and regulations promulgated under the Securities Exchange Act of 1934 and are not derived from the historical or projected prices of our common stock.

(2) This option becomes exercisable for up to 10%, 30%, 60% and 100% of the option grant upon the first, second, third and fourth anniversaries, respectively, of the date of the grant.

     The following table sets forth information about the number and assumed values of options to purchase our common stock owned by persons named in the Summary Compensation Table above.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL-YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                                  SECURITIES            VALUE OF
                                                                  UNDERLYING           UNEXERCISED
                                                                  UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS AT           OPTIONS AT
                                      SHARES                      6/30/99(#)          6/30/99($)(1)
                                    ACQUIRED ON      VALUE       EXERCISABLE/         EXERCISABLE/
               NAME                 EXERCISE(#)   REALIZED($)    UNEXERCISABLE        UNEXERCISABLE
               ----                 -----------   -----------   ---------------    -------------------
Louis J. Nicastro.................        --            --      500,000/     --    5,781,250/       --
Kevin L. Verner...................        --            --      37,773/ 138,138    525,271/  1,572,522
Harold H. Bach, Jr................        --            --      94,433/      --    1,273,051/       --
Orrin J. Edidin...................        --            --      10,000/  40,000    133,864/    521,724
Terence M. Dunleavy...............        --            --      2,000/   23,000    25,125/     260,813

-------------------------
(1) Based on the closing price of our common stock on the New York Stock Exchange on June 30, 1999, which was $17.

STOCK OPTION PLANS

     We currently have the following five stock option plans in effect: the 1982 Employee Stock Option Plan; the 1991 Stock Option Plan; the 1993 Stock Option Plan; the 1994 Stock Option Plan; and the 1998 Non-Qualified Stock Option Plan (collectively, the "Plans"). The Plans are intended to encourage our employees and, under certain of the Plans, non-employee directors, consultants and advisers to acquire a proprietary interest in WMS and to enable these individuals to realize benefits from an increase in the value of our common stock.

     The total number of shares of our common stock that may be purchased under stock options under the Plans shall not exceed, in the aggregate, 2,729,810 shares. The Plans permit us to grant options that either meet the requirements of Section 422 of the Internal Revenue Code ("incentive stock option", except in the case of the 1998 Plan) or do not meet those requirements ("non-qualified stock options"). The option price per share with respect to each option generally is not less than 100% of the fair market value of our common stock on the date the option is granted, as determined by the Committee. The Plans each have a term of ten years, unless terminated earlier.

     At December 3, 1999, there were 112,560 options outstanding under the 1982 Plan, 142,386 under the 1991 Plan, 443,469 under the 1993 Plan, 675,374 under the 1994 Plan and 678,400 under the 1998 Plan. The average exercise price of the outstanding exercisable options at December 8, 1999 was approximately $5.25. Of the 2,052,189 options outstanding, 1,000,454 were held by officers and directors of WMS (including 500,000 held by Louis J. Nicastro).

  JOINT REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON FISCAL 1999
                             EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of senior management personnel. To the extent that stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for making recommendations regarding stock option grants and awards.

     It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to our success, to reward them for their services and to align the interests of senior management with the interests of stockholders. Our executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options and retirement and other benefits. It is the philosophy of the Compensation Committee that WMS be staffed with a small number of well compensated senior management personnel.

     In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account their historical contributions to our success, each person's unique value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to this performance and the overall level of the executive's compensation including other elements of the compensation package. We also have used stock options, which increase in value only if our common stock increases in value, and which terminate a short time after an executive leaves, as a means of long-term incentive compensation. The Stock Option Committee determines the size of stock option grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

     Our CEO, Louis J. Nicastro, under a negotiated formula set forth in his employment agreement, receives a salary, a bonus of a percentage of our pre-tax income and various retirement and other benefits. Mr. Nicastro's employment agreement reflects the same compensation philosophy described above.

     The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid pursuant to qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid pursuant to plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation.

The Compensation Committee                        The Stock Option Committee
  William C. Bartholomay, Chairman                Harvey Reich, Chairman
  William E. McKenna                              William E. McKenna

     This Joint Report of the Compensation and Stock Option Committees on Executive Compensation shall not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares, for the five fiscal years ended June 30, 1999, the yearly percentage change in cumulative total stockholder return on our common stock with (1) the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and (2) the cumulative total return of the Standard and Poor's Leisure Time Index ("S&P Leisure"). The graph assumes an investment of $100 at the market close on June 30, 1994 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable. The 1997 spinoff of WHG Resorts & Casinos resulted in an adjustment to total stockholder return as a reinvested dividend of $2.25. The 1998 Midway spinoff resulted in an adjustment to total stockholder return as a reinvested dividend of $27.10.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------------
                     06/30/94          06/30/95          06/30/96          06/30/97          06/30/98          06/30/99
----------------------------------------------------------------------------------------------------------------------------
---
 M   WMS               $100              $103              $130              $148              $156              $632
----------------------------------------------------------------------------------------------------------------------------
---
 O   S&P 500           $100              $126              $159              $214              $279              $342
----------------------------------------------------------------------------------------------------------------------------
---
 --  S&P - Leisure       $100            $121              $159              $199              $240              $194
----------------------------------------------------------------------------------------------------------------------------

     This table shall not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

                             EMPLOYMENT AGREEMENTS

     We employ Louis J. Nicastro under the terms of an Employment Agreement dated September 2, 1999. The agreement provides for salaried compensation at the rate of $450,000 per year, or a greater amount if determined by the Board of Directors. Under the agreement, Mr. Nicastro is entitled to a bonus in an amount equal to two percent of our pre-tax income. Mr. Nicastro may participate in all benefit plans and perquisites generally available to senior executives and is entitled to reimbursement of all medical and dental expenses incurred by him or his wife during their lives to the extent that these expenses are not otherwise reimbursed by insurance that we provide. Additionally, Mr. Nicastro is entitled to receive any special bonuses that may be determined by the Board of Directors. The agreement also provides that the stock options granted to Mr. Nicastro in 1998, when he rejoined WMS, will be exercisable for their full 10-year term, even if he dies or retires, as long as he complies with his non-competition obligations. The agreement expires on June 30, 2003, subject to automatic extensions so that the term of Mr. Nicastro's employment shall at no time be less than two years.

     In addition, Mr. Nicastro or his estate is entitled to receive certain death, retirement and disability benefits. The death and retirement benefits are payable in installments and are equal to one-half of Mr. Nicastro's salary at the time of death or retirement, provided that payments would not be less than $225,000 per annum. The payment period of the death or retirement benefits is the lesser of 7 years or the number of years Mr. Nicastro is employed by WMS, beginning April 6, 1998, times 2 1/3. If Mr. Nicastro is disabled for more than six consecutive months, and Mr. Nicastro is not able to resume his duties within 30 days of notice of disability, Mr. Nicastro's employment terminates, and he is entitled to receive retirement or death benefits under the agreement.

     Either party may terminate the agreement effective upon expiration of the original term or an extended term upon written notice from the terminating party to the other party dated and received at least two years prior to the respective termination date. The employment agreement may be terminated at the election of Mr. Nicastro upon the occurrence without his prior written consent of any one or more of the following events:

     - the placement of Mr. Nicastro in a position of lesser status, the assignment to Mr. Nicastro of duties inconsistent with his current positions with us or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in his positions, the assignment to Mr. Nicastro of performance requirements or working conditions which are at variance with those presently in effect, or the treatment of Mr. Nicastro in a manner which is in derogation of his status as President and Chief Executive Officer;

     - the cessation of service of Mr. Nicastro as a member of the Board of Directors of WMS;

     - the discontinuance or reduction (from the highest level in effect during the term of the employment agreement) of base salary payable to Mr. Nicastro; and

     - the discontinuance or reduction (from the level in effect on the date of the employment agreement) of the perquisites inherent in Mr. Nicastro's position on the date of the employment agreement.

     If any of these events occurs, if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board or if we are considered to have wrongfully terminated Mr. Nicastro's employment agreement, then we would be obligated (a) to pay Mr. Nicastro a lump sum payment equal in amount to Mr. Nicastro's base salary, at the highest annual rate in effect during the one-year period immediately preceding termination, through the end of the term of the agreement; (b) the greater of $500,000 or the aggregate bonus which would have been payable during the remaining term of the agreement at the highest level achieved in either of the last two fiscal years prior to termination and (c) the maximum aggregate retirement benefits which would have been payable in the event of retirement on the date of termination; provided that the aggregate payment would not be less than three times base salary. In addition, we would be obligated to purchase at the election of Mr. Nicastro all stock options held by him with respect to our common stock and options to purchase the securities of any other company at least 20% of the voting securities of which we own at a price equal to the spread between the option price and the fair market price of our common stock as defined in the employment agreement.

     If payments made to Mr. Nicastro under the employment agreement after a change of control are considered "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), additional compensation is required to be paid to Mr. Nicastro to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Code, in addition to income taxes, the recipient is subject to a 20% nondeductible excise tax on excess parachute payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change of control (including non-taxable fringe benefits) is at least equal to three times the base amount. We cannot deduct excess parachute payments for income tax purposes.

     Kevin L. Verner is employed by us under the terms of an Employment Agreement dated as of June 1, 1999. The employment agreement provides for salaried compensation at the rate of $250,000 per year, or a greater amount as may be determined by the Board of Directors. The employment agreement of Mr. Verner provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement expires on May 31, 2001, subject to automatic extensions so that the term of Mr. Verner's employment shall at no time be less than two years. Either party may terminate the agreement effective upon expiration of the original term or an extended term upon written notice from the terminating party to the other party dated and received at least two years prior to the respective termination date. WMS may also terminate the agreement upon 30 days written notice for cause. The employment agreement may also be terminated at the election of Mr. Verner if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If this happens, and Mr. Verner gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Verner's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Verner is subject to the excise tax imposed by
Section 4999 of the Code, then additional compensation is required to be paid to him to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Terence M. Dunleavy is employed by us under the terms of an Employment Agreement dated as of June 1, 1999. The employment agreement provides for salaried compensation at the rate of $120,000 per year, or a greater amount as we may determine. Mr. Dunleavy may participate in all benefit plans generally available to employees. Additionally, Mr. Dunleavy may receive discretionary bonuses of up to 30% of his base salary. The agreement expires May 31, 2000, subject to automatic extensions so that the term of Mr. Dunleavy's employment shall at no time be less than one year, unless the agreement is terminated voluntarily by Mr. Dunleavy or for cause by WMS. The employment agreement may also be terminated at the election of Mr. Dunleavy if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board and if we then breach our obligations to Mr. Dunleavy under the agreement. If both of these conditions are satisfied, and Mr. Dunleavy gives us notice of termination within 60 days of the breach, then in lieu of any other rights under the agreement, all of Mr. Dunleavy's unvested stock options will immediately vest, and we will be required to pay to Mr. Dunleavy the lesser of the following: (a) one year's base salary; or (b) the maximum amount which could be paid to him without any portion of that amount being subject to the excise tax imposed by Section 4999 of the Code.

     On March 5, 1998 in connection with the Midway spinoff, and at the request of our Board of Directors, Neil D. Nicastro entered into an agreement with us (the "Termination Agreement") under which Mr. Nicastro's employment with us terminated effective at the time of the spinoff. Under the Termination Agreement, at the time of the spinoff, Mr. Nicastro resigned as our President, Chief Executive Officer and Chief Operating Officer to devote his full time to Midway. As full consideration for payments that would otherwise have been made to Mr. Nicastro under his earlier employment agreement with us, we paid

Mr. Nicastro a lump sum of $2,500,000, and we granted to him a 10-year option to purchase 250,000 shares of our common stock at an exercise price of $5.4375.

     In connection with the Midway spinoff, we also entered into a consulting agreement (the "Consulting Agreement") with Neil D. Nicastro under which Mr. Nicastro agreed to make himself reasonably available at our request, to render services to us that the Board of Directors or the Chairman of the Board and Chief Executive Officer of WMS may reasonably request. The term of the Consulting Agreement is for five years from the date of the spinoff, and is automatically renewable for successive one year terms unless either party shall give notice of termination not less than six months prior to the end of the term then in effect. We pay Mr. Nicastro $1,000 per month for his services under the Consulting Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MIDWAY

     Midway was formerly a wholly-owned subsidiary of WMS. Since we distributed all of our Midway stock to our stockholders in April 1998, we do not own any Midway common stock. Seven of our directors are also directors of Midway. Additionally, two of the executive officers of Midway are officers or directors of WMS.

     We have the following agreements with Midway, each of which became effective on April 6, 1998:

     Manufacturing Agreement. We manufacture coin-operated video games and kits for Midway under this agreement. The agreement has a term of three years and will automatically renew for successive terms of six months unless terminated
(a) by either party for any reason upon six months' notice or (b) if there is a material default under the agreement or under the confidentiality provisions of the Confidentiality and Non-Competition Agreement discussed below, immediately at the election of the non-defaulting party. The agreement requires us to allocate 65% of our combined production and storeroom square footage at our Waukegan plant to perform our obligations under the agreement. Midway designs its coin-operated video games, including programming, graphic design, electrical engineering, sound engineering and model shop engineering. We provide some production engineering activities, such as the design process for the assembly of each game, creating work station profiles and quality control of incoming parts and the assembly process. Midway supplies most of the materials used in the manufacture of coin-operated video games, but we supply about 5% of the materials and charge Midway our cost plus 9.0% for these materials. All labor costs, including fringe benefits, directly associated with the manufacturing of coin-operated video games are charged to Midway at our cost, plus 9.0%. The Waukegan plant's operating costs are either identified as Midway costs and charged to Midway, or allocated as agreed between the parties plus 9%. The identified or allocated costs include manufacturing costs, materials management costs, quality assurance costs and administration costs.

     Cabinet Supply Agreement. We supply cabinets for coin-operated video games to Midway. We have delivered a notice terminating this agreement as of April 25, 2000. Until that date, to initiate the purchase of video game cabinets, Midway issues a pricing inquiry to us specifying the number of cabinets to be ordered and the cabinet specifications. We then provide a formal quote on the pricing inquiry, and, upon agreement on a final price, a purchase order is issued. We build the cabinets in our Cicero, Illinois plant and ship them to our Waukegan, Illinois plant for use in the manufacture of coin-operated video games. Midway may purchase cabinets from manufacturers other than us if we do not meet competitive bona-fide quotes.

     Spare Parts Sales and Service Agreement. We sell spare parts for Midway's coin-operated video games. The agreement has a five-year term but is terminable upon six months notice by either party. Midway is required to refer their customers to us for spare parts purchases during the term of the agreement.

     Sales Agreement. This agreement was amended as of June 15, 1999. We have delivered a notice terminating this agreement as of April 25, 2000. Until that date, Midway will continue to market, sell and field test pinball products for us, coordinating and negotiating print advertising and video presentations with advertising and media firms, and negotiating distribution and sales agency agreements with distributors. For these services, we pay Midway $500,000 per annum (or a higher amount if agreed to between the parties; through December 31, 1999, we have agreed to pay Midway at the rate of approximately $135,000 per month) plus a commission of 1.5% on the first $25.0 million of annual net sales by Midway of our products and 1.0% on annual net sales of our products in excess of $25.0 million. An annual budget for marketing and testing is developed and agreed upon in advance between the parties annually and modified quarterly by mutual agreement. Additional services that were not included in the budget are provided at Midway's cost plus 8.0% for payroll, overhead and expense.

     Information Systems Service Agreement. This agreement has a term of three years with successive renewal periods of 18 months and is terminable by either party (a) upon 18 months' notice or (b) upon a material default, immediately by the non-defaulting party. We provide Midway with access to our computer systems for many of their computing needs, including order entry, financial and manufacturing modules, marketing and sales and engineering (including engineering documentation and blueprint systems) as well as support for the computer system. We also coordinate the provision and maintenance of cabling, wiring, switching components, routers and gateway and the purchasing, maintaining and upgrading of network services for Midway. These services include purchasing of desktop computers and related hardware as well as providing some telecommunications services to Midway. Midway may also request that we provide services to it to develop their communications networking, operating and computer system and other related services. Midway pays us an amount equal to our cost for all services provided plus 6.6%.

     Confidentiality and Non-Competition Agreement. Under this agreement, Midway or we may designate business information as confidential, and the other party must use its best efforts to keep this information confidential. The agreement also includes five year non-competition and one year post-employment non-solicitation clauses.

     Right of First Refusal Agreement. We granted Midway a right of first refusal with respect to any offer to us to purchase the Waukegan plant, as long as the offer is not made in connection with the sale of our stock or assets and business as a going concern, if we intend to accept the offer. The term of the agreement expires April 5, 2008.

     Third Parties Agreement. This agreement governs the treatment of the numerous arrangements with third parties with respect to game development, licensing and other matters. Under the agreement, Midway and we allocate the rights and obligations under third party arrangements so that the party receiving the benefits will bear the burdens of those agreements. The agreement will remain in effect as long as any prior third party arrangements remain outstanding.

     Temporary Support Services Agreement. We supply all or a portion of Midway's administrative, legal and accounting, information services, and janitorial and other agreed upon services, including the use of space by Midway in any of our facilities, as requested at any time by Midway. In exchange for these services, Midway pays us an amount equal to our direct or allocated cost (including wages, salaries, fringe benefits and materials), as indicated on our monthly invoices. The agreement will continue for successive renewal periods of three months each; provided, however, that each party may, upon 60 days' notice, terminate any one or more of the services provided, except the use of space by Midway in any WMS facility.

     Tax Separation Agreement. Midway has been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes (the "WMS Group") since 1988. Therefore, Midway is jointly and severally liable for any federal tax liability of the WMS Group. The agreement sets forth the parties' respective liabilities for federal, state and local taxes as well as their agreements as a result of Midway and its subsidiaries ceasing to be members of the WMS Group. The agreement governs, among other things, (i) the filing of tax returns with federal, state and local authorities,
(ii) the carryover of any tax benefits of Midway, (iii) the treatment of the deduction attributable to the exercise of stock options to purchase our common stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions, (iv) the treatment of certain net operating loss carrybacks, (v) the treatment of audit adjustments, (vi) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries. Some other tax matters are addressed in the Tax Sharing Agreement described below.

     Tax Indemnification Agreement. This agreement provides for indemnification if the Midway spinoff fails to qualify under Section 355 of the Code. Each of the parties agreed, among other things, that for a period of two years after the spinoff, each would continue active conduct of an historic trade or business as conducted by it during the five-year period prior to the spinoff. Additionally, each party agreed not to: (i) merge or consolidate with another entity; (ii) liquidate or partially liquidate; (iii) sell or transfer all or substantially all its assets in a single transaction or a series of transactions; (iv) redeem or otherwise repurchase any of its capital stock in a manner contrary to certain Internal Revenue Service ("IRS") revenue procedures; (v) enter into any transaction or make any change in its equity structure which may cause the spinoff to be treated as a plan under which one or more persons acquire directly or indirectly its common stock representing a 50 percent or greater interest within the meaning of Section 355(d)(4) of the Code; or (vi) in the case of Midway, except in connection with stock issued under an employee benefit or compensation plan, and except as described in the private letter ruling issued in connection with the spinoff, issue additional shares of its capital stock, unless that party first obtains the consent of the other party and, if applicable, the person or persons acquiring a 50 percent or greater interest in the party have agreed to become jointly or severally liable for payments required to be made by that party under the Tax Indemnification Agreement.

     Midway will indemnify WMS with respect to any action referred to above which it takes that causes the spinoff to fail to qualify under Section 355 of the Code, against any federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member. WMS will indemnify Midway and its subsidiaries against federal, state and local taxes, interest, penalties and additions to tax resulting from the spinoff, other than any of these liabilities for which Midway is required to indemnify WMS. The agreement also governs the procedures for indemnification, calculation of the amount of indemnified liability for income taxes and reduction of indemnity by income tax benefits from indemnified liabilities.

     We also have the following agreements with Midway:

     Tax Sharing Agreement. This agreement is dated July 1, 1996 and remains in effect, except to the extent described in the Tax Separation Agreement referred to above. Under this agreement, WMS and Midway have agreed upon a method for:
(i) determining the amount which Midway must pay to WMS in respect of federal income taxes; (ii) compensating any member of the WMS Group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (iii) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments. The amount that Midway is required to pay to WMS for federal income taxes is determined as if Midway was filing a separate tax return. If any two or more members of the WMS Group are required to elect, or WMS elects to cause two or more members of the WMS Group to file combined or consolidated income tax returns under state or local income tax law, the financial consequences of these filings are determined in a manner as similar as practicable to those provided for under the Tax Sharing Agreement for federal taxes. The Tax Sharing Agreement is not binding on the IRS or upon state, local or foreign taxing authorities. The effectiveness of the Tax Sharing Agreement is therefore dependent on each member of the WMS Group having the ability to pay its relative share of taxes. Because the IRS or other taxing authorities can be expected to seek payment from WMS prior to seeking payment from the individual group members, it is likely that Midway would seek to enforce any rights it may have against WMS for sharing at a time when WMS is unable to pay its proportionate share of taxes.

     Patent License Agreement. We entered into a patent license agreement dated July 1, 1996 with Midway under which each party licensed to the other, on a perpetual, royalty-free basis, some patents used in the development and manufacture of both coin-operated video games and video lottery terminals and other gaming machines.

OTHER RELATED PARTY TRANSACTIONS

     Ira S. Sheinfeld, one of our directors, is a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP which we have retained to provide tax services during the last fiscal year and propose to retain for tax services during the current fiscal year.

     Under the Termination Agreement, as full consideration for payments that we would otherwise have made to Neil D. Nicastro under his earlier employment agreement with us with respect to base salary, bonus, retirement and death benefits, we paid Mr. Nicastro a lump sum of $2,500,000, and we granted to him a 10-year option to purchase 250,000 shares of our common stock at an exercise price of $5.4375. See "Employment Agreements."

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     We propose that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as our independent auditors for fiscal 2000. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. They may make any statements that they may desire.

     Approval by the stockholders of the appointment of independent auditors is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter should not approve the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

     As of the date of this proxy statement, the Board has not been informed of and does not intend to propose any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

     We must receive any stockholder proposals of matters to be acted upon at our next Annual Meeting of Stockholders on or before August 23, 2000 in order to consider including them in our proxy materials for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from some reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal 1999 our officers, directors and 10% beneficial owners complied with all of their Section 16(a) filing requirements.

MANNER AND EXPENSES OF SOLICITATION

     This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for those services. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out of pocket expenses.

VOTING PROCEDURES

     We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Abstentions with respect to each proposal that requires approval by holders of a majority of our outstanding common stock will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote for or against these proposals. The term "broker non-votes" commonly refers to shares held in street name for customers, and the broker does not have authority to vote on particular items, and the broker has not received instructions from the beneficial owners.

HOW TO OBTAIN OUR FORM 10-K

     we will provide without charge a copy of our annual report on Form 10-K for the fiscal year ended June 30, 1999, including financial statements and schedules, to each of our stockholders of record on December 8, 1999 and each beneficial owner of stock on that date, upon receipt of a written request mailed to our offices, 3401 North California Avenue, Chicago, IL 60618, attention:
Treasurer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

     IT IS IMPORTANT THAT YOU RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE EARNESTLY REQUESTED TO MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Vice President, Secretary and
                                          General Counsel

Chicago, Illinois
December 13, 1999

                               WMS INDUSTRIES INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         THE UNDERSIGNED,  revoking all previous proxies,  hereby appoints LOUIS
J. NICASTRO, JEFFREY M. SCHROEDER and ORRIN J. EDIDIN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of common stock of WMS Industries Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 25, 2000 and at all adjournments thereof.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED UPON THE FOLLOWING PROPOSALS, MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTIONS ARE GIVEN BY THE UNDERSIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED
"FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.

(1) Election of Directors.

     [ ]   FOR all nominees listed           [ ]   WITHHOLD AUTHORITY
           (except as marked to the                to vote for all nominees
           contrary)                               listed

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

Louis J. Nicastro / William C. Bartholomay / William E. McKenna / Norman J. Menell / Neil D. Nicastro / Harvey Reich / David M. Satz, Jr. / Ira S. Sheinfeld

(2) Ratification of appointment of Ernst & Young LLP as independent auditors for fiscal 2000.

         FOR [ ]                     AGAINST [ ]                    ABSTAIN [ ]

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                             ----------------------------
                                             Dated:

                                             ----------------------------
                                             (Signature)

                                             ----------------------------
                                             (Signature)

                                             NOTE:  Please sign exactly as your
                                             name or names appear hereon, and
                                             when signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             give your full title as such. If
                                             signatory is a corporation, sign
                                             the full corporate name by a duly
                                             authorized officer. If shares are
                                             held jointly, each stockholder
                                             named should sign.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.